Exhibit 10.2
December 31, 2008
AMENDMENT TO
CHANGE OF CONTROL AGREEMENT AND NON-COMPETITION AGREEMENT
     THIS AMENDMENT TO CHANGE OF CONTROL AGREEMENT AND NON-COMPETITION AGREEMENT (“Amendment”) by and between Agilysys, Inc., formerly known as Pioneer-Standard Electronics, Inc., an Ohio corporation (the “Company”), and Richard A. Sayers II (the “Employee”), is effective as of the execution date below.
     WHEREAS, the Company and the Employee are parties to a Change of Control Agreement dated as of February 25, 2000, as subsequently amended (the “Change of Control Agreement”); and
     WHEREAS, the Company and the Employee are parties to a Non-Competition Agreement dated as of February 25, 2000, as subsequently amended (the “Non-Competition Agreement”); and
     WHEREAS, the Company and the Employee desire that certain modifications be made to the Change of Control Agreement and Non-Competition Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended; and
     WHEREAS, Section 8(c) of the Change of Control Agreement and the Non-Competition Agreement permit the parties thereto to amend such agreements in a writing signed by each party.
     NOW, THEREFORE, in consideration of the parties’ mutual desire to modify the Change of Control Agreement and the Non-Competition Agreement, the parties agree as follows effective as of the date of execution of this Amendment:
PART I — OMNIBUS AMENDMENT TO AGREEMENTS
     1. For purposes of this Part I, references to the “Agreements” shall refer to the Change of Control Agreement and the Non-Competition Agreement, collectively. Capitalized terms not otherwise defined in this Part I shall have the meanings ascribed to them in the Change of Control Agreement or Non-Competition Agreement, as applicable.
     2. The Agreements are hereby amended by providing that all references to “termination of employment” or forms and derivations thereof shall refer to events which constitute a “separation from service” as defined under and for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     3. For purposes of Section 409A of the Code, the “severance payments” (as defined in Section 3 of the Non-Competition Agreement) and the payments under Section 3.1 of the Change of Control Agreement (collectively, such payments under the Agreements will be referred to as the “Severance Payments”), are intended to constitute the right to a series of separate payments. If possible, any Severance Payments made during the first six months following Employee’s termination of employment without cause from the Company under Section 3 of the Non-Competition Agreement or following Employee’s termination of employment without Cause or for Good Reason under Section 3.1 of the Change of Control Agreement are intended to fit into the “separation pay due to involuntary separation from service” exception under Treas. Reg. Section 1.409A-1(b)(9)(iii), subject to any limits contained therein, or the “short-term deferral” exception under Treas. Reg. Section 1.409A-1(b)(4), if applicable.
     4. It is the intention of the Company and Employee that the provision of the auto allowance and benefit coverage as severance payments in Section 3 of the Non-Competition Agreement or the health insurance and retirement benefits in Section 3.1(d) in the Change of Control Agreement fit into exemptions from Section 409A of the Code or otherwise comply with Section 409A of the Code, including, but not limited to, the following:
     Reimbursements paid or in-kind benefits provided for the 24 months following Employee’s termination will be paid in accordance with Treas. Reg. Section 1.409A-1(b)(9)(v); provided, however, that from the end of the period during which Employee would be entitled to medical expense reimbursements under Treas. Reg. Section 1.409A-1(b)(9)(v)(B) through the end of the 24-month severance payment period, any reimbursements provided for medical expenses under Section 3 of the Non-Competition Agreement or Section 3.1(e) under the Change of Control Agreement will be paid at the same time as payments are made for active employees of the Company and, in any event, will be paid no later than the end of the taxable year following the taxable year in which such expense was incurred. The amounts eligible for reimbursement or the in-kind benefits provided regarding such medical expenses during any one taxable year may not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.
     5. If at the time of Employee’s termination of employment, he is a “specified employee” of the Company as defined in and pursuant to Section 409A of the Code, then any of the Severance Payments not fitting into an exemption described in Sections 3 or 4 above are required to be delayed for a period of six months following his termination of employment (the “six-month period”). As such, the payment of any cash amounts due under the Agreement during the first six months following Employee’s termination date will be accumulated, held and distributed to Employee on the first payroll payment date of the Company following the end of such six-month period (or, if earlier, no later than 30 days following the date of Employee’s death). During the six-month period, any amounts which Employee would normally submit for reimbursement by the Company may not be reimbursed. Any amounts for such reimbursements that accumulate during the six-month period will be paid in a lump sum to Employee on the first payroll payment date of the Company following the end of such six-month period (or, if earlier, no later than 30 days following the date of Employee’s death). After the six-month period, the Severance Payments due will be paid in accordance with the terms specified in the Agreements as amended in this Amendment.
     6. Notwithstanding anything herein to the contrary, any reimbursements subject to Section 409A of the Code provided under the Agreements, shall be made no later than the end of Employee’s taxable year following the Employee’s taxable year in which such expense was incurred; in addition, such amounts eligible for reimbursement, or in-kind benefits to be provided, during any one taxable year under the Agreements may not affect the expenses eligible for reimbursement in any other taxable year under the Agreements.
     7. The parties intend that the Agreements be, at all relevant times, in compliance with (or exempt from) Section 409A of the Code and all other applicable laws, and this Agreement shall be so interpreted and administered. The Company and its affiliates shall have no responsibility for tax or legal consequences to Employee (or Employee’s beneficiaries) resulting from the terms or operation of this Amendment or the Agreement (other than as explicitly stated in the Agreement) and shall have no responsibility or obligation for any tax gross-up relating to Section 409A of the Code.
     8. Utilizing the transition relief afforded under Section 409A of the Code, including under IRS Notice 2007-86, the Company and Employee agree that the Severance Payments will be paid as set forth in this Amendment. In accordance with the Section 409A of the Code transition relief, this transition election does not shift amounts owed under the Agreements (or any aggregated arrangement) into or out of 2008.
PART II — CHANGE OF CONTROL AMENDMENT
     1. Part II of this Amendment shall amend the terms of the Change of Control Agreement as set forth herein. Capitalized terms not otherwise defined in this Part II shall have the meanings ascribed to them in the Change of Control Agreement.
     2. The Change of Control Agreement is hereby amended by the deletion of subsections (a), (b) and (c) of Section 3.1 and the substitution in lieu thereof of the following:
     “(a) for the one year period from the date of such termination of employment, the Company shall pay to the Employee:
     (i) the greater of the Employee’s (x) highest monthly base salary paid or payable by the Company during the twelve (12) month period immediately preceding the Effective Date, or (y) the highest monthly salary paid or payable by the Company at any time from the ninety (90) day period preceding the Effective Date through the date of termination (the “Highest Base Salary”) in accordance with its then current payroll practice for paying executive officers;
     (ii) the Annual Incentive Plan (“AIP”) target bonus applicable to the Employee at the time of termination (“Target Annual Bonus”) payable in equal monthly amounts; and
     (iii) the monthly amount paid or payable to the Employee by the Company as an auto allowance as in effect immediately preceding the Effective Date (“Monthly Auto Allowance”); and
     (b) Within thirty (30) days following the date which is one (1) year from the date of such termination of employment, the Company shall pay to the Employee, in a single sum, an amount equal to the sum of (i) a lump sum amount equal to twelve (12) times his Highest Base Salary plus (ii) his Target Annual Bonus, plus (iii) a lump sum amount equal to twelve (12) times his Monthly Auto Allowance; and
     (c) [Reserved]

     3. With respect to any payments that the Company promises to pay under Section 3.1(d) relating to an excise tax gross-up (that also constitute a “tax gross up payment” as defined under Section 409A of the Code), such payment shall be made by the Company to Employee no later than the end of Employee’s taxable year next following Employee’s taxable year in which Employee remits the related taxes.
PART III — NON-COMPETITION AGREEMENT AMENDMENT
     1. Part III of this Amendment shall amend the Non-Competition Agreement as set forth herein. Capitalized terms not otherwise defined in this Part III shall have the meaning ascribed to them in the Non-Competition Agreement.
     2. Section 3 of the Non-Competition Agreement shall be deleted, and the following shall be inserted therefor:
     “3. Duration. Employee may terminate this Agreement at any time and such termination shall be effective on the date of his or her notice, unless otherwise mutually agreed. Similarly, the Company has the right to terminate this Agreement and Employee’s employment at any time, with or without advance notice or cause. Should the Company terminate the Employee’s employment without cause:
     (a) for the one year period from the date of such termination of employment, the Company shall pay to the Employee:
     (i) the Employee’s monthly base salary paid or payable by the Company in effect on the date of his termination of employment (“Monthly Base Salary”) in accordance with its then current payroll practice for paying executive officers;
     (ii) the Annual Incentive Plan (“AIP”) target bonus applicable to the Employee at the time of his termination of employment (“Target Annual Bonus”) payable in equal monthly amounts; and
     (iii) the monthly amount paid or payable to the Employee by the Company as an auto allowance as in effect on the date of his termination of employment (“Monthly Auto Allowance”); and
     (b) Within thirty (30) days following the date which is one (1) year from the date of such termination of employment, the Company shall pay the Employee, in a single sum, an amount equal to the sum of (i) a lump sum amount equal to twelve (12) times his Monthly Base Salary plus (ii) his Target Annual Bonus, plus (iii) a lump sum amount equal to twelve (12) times his Monthly Auto Allowance; and
     (c) For the twenty-four months after his termination of employment, the Company shall pay for the benefit coverage in effect on the date of his termination of employment.

The amounts in (a), (b) and (c) are the Employee’s severance payments (‘severance payments’) hereunder.
In the event that (1) Employee’s employment is terminated for cause or (2) Employee voluntarily resigns from employment with the Company, then the Company shall have no obligation for severance payments under this provision. Absolutely no one except the President and Chief Executive Officer of the Company may change this ‘at will’ relationship, and then only in writing. Employee acknowledges that any reliance on any representations, oral or otherwise, contrary to ‘at will’ employment is unreasonable and shall not form the basis for any actions or forbearances on his or her part.”
     IN WITNESS WHEREOF, the parties have executed this Amendment to Change of Control Agreement and Non-Competition Agreement as of the date below written.

EMPLOYEE	COMPANY

/s/ Richard A. Sayers, II	By:	/s/ Martin F. Ellis
Richard A. Sayers, II		Name: Martin F. Ellis
Its: President and CEO
Dated: December 31, 2008